EXHIBIT 99.1

Director Compensation

Currently, each of our non-employee directors who is serving as a director prior to and immediately following any annual meeting of ArQule stockholders receives a $10,000 annual retainer. Each non-employee director also receives $2,000 for each day on which the Board of Directors meets and the director attends.

In addition to the base compensation for directors, the director serving as Chairman of the Board of Directors receives a $15,000 annual retainer and $1,000 for each meeting day of the Board of Directors attended.

In addition to the base compensation for directors, the director serving as Chairman of the Audit Committee receives a $10,000 annual retainer and $1,000 for each meeting day of the Board of Directors attended.

In addition to the base compensation for directors, the director serving as Chairman of the Compensation and Nominating Committee and the director serving as Chairman of the Science Committee each receive a $10,000 annual retainer.

Under our Director Stock Option Plan each non-employee director who is serving as a director prior to and immediately following any annual meeting of ArQule stockholders (whether or not a director is being re-elected) receives an automatic grant of an option to purchase 5,000 shares of our common stock. This option is fully exercisable on the date of grant. In addition, upon initial election to the Board, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of common stock. This option become exercisable as to 3,334 shares on the date of the Company’s next annual meeting of stockholders following the date of grant and as to 3,333 shares on the date of each of the next two annual meetings of stockholders, so long as the director remains in office. All options referred to in this paragraph have a term of ten years and an exercise price equal to the closing price of the common stock as reported by the Nasdaq National Market on the last trading day prior to the date of grant.